Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Colonial Properties Trust (to be filed on or about March 11, 2009) of our report dated February 26, 2008, relating to the consolidated financial statements of DRA/CLP Office LLC and Subsidiaries, which appears in Colonial Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the headings “Experts” in such registration statement.
/s/ Weiser LLP
New York, New York
March 10, 2009